The tax components of capital shown in the following table represent distribution requirements the Fund must satisfy under the income tax regulations, losses the Fund may be able to offset against income and gains realized in future years and unrealized appreciation or depreciation of securities and other investments for federal income tax purposes.

                               Net Unrealized
                                Depreciation Based
                              on Cost of Securities
                                and Other
    Undistributed     Undistributed        Accumulated            Investments for
   Net Investment                Long-Term                                        Loss                       Federal Income
                 Income                            Gain           Carryforward1,2,3,4                           Tax Purposes
    -------------------------------------------------------------------------------------------------------------------------
                       $943,764                              $—                                $6,745,909                              $10,647,333

1. As of March 31, 2011, the Fund had $4,020,375 of net capital loss carryforwards available to offset future realized capital gains, if any, and thereby reduce future taxable gain distributions.As ofMarch 31, 2011, details of the capital loss carryforwards were as follows:

             Expiring
---------------------------------------------------------------------------------------
          2016                                             $ 82,097
                                              2017                                           1,430,791
                                              2018                                           2,507,487
          -----------------------------------------------------------
                                              Total                                      $4,020,375

2. As of March 31, 2011, the Fund had $2,725,534 of post-October losses available to offset future realized capital gains, if any. Such losses, if unutilized, will expire in 2020.
3. During the fiscal year ended March 31, 2011, the Fund utilized $159,521 of capital loss carryforward to offset capital gains realized in that fiscal year.
4. During the fiscal year ended March 31, 2010, the Fund did not utilize any capital loss carryforward.